Exhibit 99.1

Watsco Achieves Record Sales, Earnings, Net Income

and EPS During Second Quarter

14% EPS Growth and 40-Basis Point Operating Margin Expansion

MIAMI, FLORIDA – (BUSINESS WIRE), July 25, 2017 – Watsco, Inc. (NYSE: WSO) reported record results for the second quarter and six months ended June 30, 2017. The results reflect continued investment in a variety of technologies to revolutionize Watsco’s customer-experience, create a data-driven culture, to empower more insightful decision-making and enhance productivity and operational efficiency. The Company has also made additional investments in products and people to grow and develop market share for supplier partners.

Second Quarter Results

Key performance metrics:

•	14% increase in earnings per share to a record $2.07

•	10% increase in operating income to a record $129 million

•	40 basis-point expansion in operating margins to 10.1%

•	30 basis-point improvement in gross profit margin

•	10 basis-point reduction in SG&A as a percentage of sales

Sales trends:

•	5% sales growth to a record $1.28 billion

•	7% increase in HVAC equipment (67% of sales), including 8% growth in the U.S.

•	2% increase in other HVAC products (28% of sales)

•	3% growth in commercial refrigeration products (5% of sales)

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “Our second quarter performance produced the highest sales and profits of any quarter in Watsco’s history. Earnings growth and margin expansion were driven by a combination of solid sales growth, improved selling margins and operating efficiencies.”

Mr. Nahmad added: “We believe technology changes progressing in our industry will accelerate and our industry-specific focus, scale and leadership position will serve us well. In time, we believe peers and competitors will realize that Watsco is an attractive succession plan and join forces with us to adapt and evolve in the changing environment. In this regard, we continue to actively seek acquisitions and investments to grow our network and leverage investments across an expanding enterprise.”

First-Half Results

Key performance metrics:

•	10% increase in earnings per share to a record $2.80

•	6% increase in operating income to a record $178 million

•	20 basis-point expansion in operating margins to 8.3%

•	20 basis-point improvement in gross profit margin

•	Flat SG&A as a percentage of sales

Sales trends:

•	4% sales growth to a record $2.15 billion

•	5% increase in HVAC equipment (66% of sales)

•	1% increase in other HVAC products (29% of sales)

•	4% growth in commercial refrigeration products (5% of sales)

Mr. Nahmad added: “First-half results reflect further investments in technology and additional headcount of approximately 150 customer-facing employees intended to enhance long-term sales growth and market share. We remain optimistic that 2017 will be a record year for our company.”

Acquisition of 35% of Russell Sigler, Inc.

On June 21, 2017, Watsco’s Carrier Enterprise business unit, a joint venture between Watsco and Carrier Corporation, acquired 35% ownership of Russell Sigler, Inc. (RSI). RSI was established in 1950 and is one of the largest HVAC distributors in North America with annual sales of approximately $650 million. It serves over 10,000 customers from 30 locations throughout Arizona, California, Idaho, New Mexico, Nevada and portions of Texas. Products sold include residential and commercial HVAC equipment manufactured by Carrier as well as parts, supplies and accessories sourced from over 700 other vendors. Consideration for the purchase was $63.6 million paid in cash (the Company contributed 80%, or $50.9 million). Carrier Enterprise has the exclusive right to purchase shares if and when any current RSI owner wishes to sell shares in the future.

Acquisition of Joint Venture Interests

In February 2017, Watsco raised its ownership of Carrier Enterprise Northeast LLC, also a joint venture with Carrier Corporation, to 80% for approximately $43 million in cash. The incremental investment builds on a November 2016 transaction, which increased Watsco’s controlling interest from 60% to 70%. Carrier Enterprise Northeast had sales in 2016 of approximately $500 million from 41 locations in the northeastern United States and 12 locations in Mexico. First-half results include a contribution of 8 cents per share from the increased ownership interest.

Technology Strategy

Watsco is actively transforming its business into the digital age by investing in scalable platforms for mobile apps, e-commerce, business intelligence and supply chain optimization. Strategic goals are to further strengthen Watsco’s leadership position, accelerate sales and profit growth, increase the speed and convenience of serving customers and extend the Company’s reach into new geographies and sales channels. Technology-related spending over the last twelve months was approximately $23 million.

Dividends & Cash Flow

In April 2017, Watsco’s Board of Directors approved a 19% increase in its annual dividend to $5.00 per share on each outstanding share of its Common and Class B common stock. The increase will be reflected in the Company’s dividend payment on July 31, 2017.

Watsco has paid dividends for over 40 consecutive years with the philosophy of sharing increasing amounts of cash flow through higher dividends while maintaining a conservative financial position. Future increases in dividends, if any, will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

The Company has targeted cash flow from operations to exceed net income in 2017. From 2000 to 2016, Watsco’s operating cash flow was approximately $1.9 billion compared to net income of approximately $1.8 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Conference Call Information

Date: July 25, 2017

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco provides comfort to homes and businesses regardless of the outdoor climate. There are approximately 92 million central air conditioning and heating systems installed in the United States that have been in service more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is the industry’s largest and currently serves 88,000 contractor businesses through 562 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco is a technology company, operating scalable platforms for mobile apps, e-commerce, business intelligence and supply chain. Strategic goals are to accelerate sales and profit growth, increase the speed and convenience of serving customers and to extend its reach into new geographies and sales channels. Watsco is also developing technologies to address the evolving buying habits of consumers in the digital economy. Over the long-term, Watsco believes its focus, scale and innovative culture offer significant advantages to address the consumer market, which is estimated to be $88 billion annually. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “plan,” “optimistic,” “goal” or “intend,” the negative of these terms and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$1,275,924	$1,214,435	$2,148,019	$2,065,859
Cost of sales	965,646	922,574	1,619,185	1,561,551

Gross profit	310,278	291,861	528,834	504,308
Gross profit margin	24.3%	24.0%	24.6%	24.4%

SG&A expenses (1)	180,930	174,271	350,787	336,050

Operating income	129,348	117,590	178,047	168,258
Operating margin	10.1%	9.7%	8.3%	8.1%

Interest expense, net	1,647	1,054	2,902	2,040

Income before income taxes	127,701	116,536	175,145	166,218
Income taxes	36,854	35,112	50,530	50,620

Net income	90,847	81,424	124,615	115,598
Less: net income attributable to noncontrolling interest	17,091	16,803	24,678	25,440

Net income attributable to Watsco	$73,756	$64,621	$99,937	$90,158

Diluted earnings per share:
Net income attributable to Watsco shareholders	$73,756	$64,621	$99,937	$90,158
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	6,186	5,251	8,374	7,302

Earnings allocated to Watsco shareholders	$67,570	$59,370	$91,563	$82,856

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,708,646	32,606,336	32,694,306	32,576,326

Diluted earnings per share for Common and Class B common stock	$2.07	$1.82	$2.80	$2.54

(1)	Selling, general and administrative expenses.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2017	December 31, 2016
Cash and cash equivalents	$51,034	$56,010
Accounts receivable, net	613,193	475,974
Inventories	770,012	685,011
Other	17,502	23,161

Total current assets	1,451,741	1,240,156

Property and equipment, net	92,255	90,502
Goodwill, intangibles, net and other	610,422	543,991

Total assets	$2,154,418	$1,874,649

Accounts payable and accrued expenses	$422,556	$314,688
Current portion of long-term obligations	1,880	200

Total current liabilities	424,436	314,888

Borrowings under revolving credit agreement	379,300	235,294
Deferred income taxes and other liabilities	70,322	72,719

Total liabilities	874,058	622,901

Watsco’s shareholders’ equity	1,018,665	1,005,828
Non-controlling interest	261,695	245,920

Shareholders’ equity	1,280,360	1,251,748

Total liabilities and shareholders’ equity	$2,154,418	$1,874,649

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2017	2016
Cash flow from operating activities:
Net income	$124,615	$115,598
Non-cash items	21,677	21,099
Changes in working capital	(114,053)	(94,764)

Net cash provided by operating activities	32,239	41,933

Cash flow from investing activities:
Investment in unconsolidated entity	(63,600)	—
Capital expenditures, net	(10,237)	(4,994)

Net cash used in investing activities	(73,837)	(4,994)

Cash flow from financing activities:
Net proceeds under revolving credit agreement	144,006	22,025
Proceeds from non-controlling interest for investment in unconsolidated entity	12,720	—
Dividends on Common and Class B Common stock	(74,835)	(60,164)
Purchase of additional ownership from non-controlling interest	(42,688)	—
Distributions to non-controlling interest	(6,799)	(7,114)
Other	3,488	3,575

Net cash provided by (used in) financing activities	35,892	(41,678)

Effect of foreign exchange rate changes on cash and cash equivalents	730	54

Net decrease in cash and cash equivalents	(4,976)	(4,685)
Cash and cash equivalents at beginning of period	56,010	35,229

Cash and cash equivalents at end of period	$51,034	$30,544